Exhibit 10.5
                         EMPLOYMENT AGREEMENT

This Agreement is made and entered into this 31st day of March, 2000, by and between RUBICON MEDICAL, INC. ("Rubicon") and Richard J. Linder ("Employee").

                            RECITALS:

WHEREAS, Rubicon is engaged in the business of developing, manufacturing and marketing medical products and other lawful business; and

WHEREAS, Employee has been engaged in, and has substantial experience with, the development, design, and manufacture of medical products; and

WHEREAS, Employee is willing to be employed by Rubicon, and Rubicon is willing to employ Employee on the terms, covenants and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

Employment. Employer hereby employs, engages, and hires Employee as President and Chief Executive Officer with the responsibilities set forth below, and Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer. Employee shall perform such other duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may be assigned from time to time by Employer. Employee's duties shall include, but are not limited to, the following:

     1. Assuming all responsibility for the performance of the company in all aspects of operations, sales and marketing, accounting, general and administrative, engineering and product development, investor and public relations, quality systems, strategic and long-term planning, and legal.

     2. Oversee all negotiations and transactions relating to the company that have a large impact on the firm.

     3.  Manage and supervise the executives of the company.

     4.  Perform other related duties and tasks as required.

     5. Best Efforts of Employee. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer. Such duties shall be rendered at such place or places as Employer shall in good faith require or as the interest, needs, business, or opportunity of Employer shall require.

     6. Terms of Employment. The term of this Agreement shall be a period of five (5) years, commencing as of April 1, 2000, and continuing for successive terms of five (5) years thereafter as an employee or consultant, subject, however, to prior termination as hereinafter provided.

     7. Compensation of Employee. Employer shall pay Employee, and Employee shall accept from Employer in full payment for employee's services hereunder, compensation as set forth in Exhibit "A" attached hereto and incorporated herein by reference. Employee's compensation reflects the fact that Employee may have to work more than forty (40) hours some weeks to perform his duties hereunder.

     8. Other Employment. Employee shall devote all his time, attention, knowledge, and skills solely to the business and interests of Employer, unless Employer agrees otherwise in writing, and Employer shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services, and advice of Employee including, but not limited to, designs, inventions, design concepts, patents, work in progress, product proposals and any writings incorporating or setting forth the foregoing, and Employee shall not, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer's business or any allied trade; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent Employee from investing or limit Employee's right to invest his surplus funds in real estate.

     9. Recommendations for Improving Operations. Employee shall make available to Employer all information of which Employee shall have any knowledge and shall make all suggestions and recommendations that will be of mutual benefit to Employer and Employee.

     10. Trade Secret. Employee shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation in any manner whatsoever any information concerning any matters affecting or relating to the business of Employer, including, without limiting the generality of the foregoing, any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, its designs, design concepts, product plans, or any other information concerning the business of Employer, its manner of operation, its plans, processes or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating that as between them, the same are important, material, and confidential and gravely affect the effective and successful conduct of the business of Employer and Employer's good will. Any breach of the terms of this paragraph shall be a material breach of this Agreement.

     11. All of the terms of this Section shall remain in full force and effect for the period of three (3) years after the termination of Employee's employment for any reason, and during such three (3) year period, Employee shall not make or permit the making of any public announcement or statement of any kind that he was formally employed by, or connected with, Employer.


     12. Covenant Not to Compete. As a material part of the consideration of this Agreement, Employee agrees, for a period of two (2) years from the date this Agreement terminates or expires:

     A. Not to directly or indirectly engage in any business which is in any way competitive with the business of Employer, whether as an employee, officer, shareholder, partner or otherwise, within the United States of America, which Employee acknowledges is the business trade area of Employer;

     B. Not to consult with or advise any such business which is in any way competitive with the business of Employer;

     C. Not to solicit or receive, or attempt to solicit or receive, directly or indirectly, for the benefit of Employee or any other, any patronage from any customer of Employer at any time during Employee's employment with Employer, or encourage or solicit any other Employee of Employer to terminate his or her employment with Employer; and

     D. Not to solicit or receive, or attempt to solicit or receive, directly or indirectly, for the benefit of Employee or any other, any patronage from any customer of Employer within the United States of America, including any customer that may later cease being serviced by Employer and new customers that Employer may acquire during the period of this covenant.

     Employee further agrees that new customers developed and current customers of Employer, as well as all medical product design and design concepts developed by Employee during the term of his employment, shall be, and are, the proprietary property and trade secrets of Employer, as that term is used and defined in this Agreement, and are subject to this covenant not to compete.


     In the event a court of competent jurisdiction should determine that the time or geographic area is longer or broader than said court will permit, then the time period and the geographic area shall be for the time, and covering the area, permitted by the court. In the event Employee is in default under this paragraph, said time period shall not be counted in determining the period of non-competition set forth in this paragraph.

     13. Special Remedies. Employee and Employer specifically agree that Employer would suffer irreparable harm and shall be entitled to injunctive or other extraordinary relief, without notice to Employee, and without being required to furnish a bond, to protect Employer in the event of any breach of Employee of the trade secret and covenant not to compete terms and conditions of the Agreement, or the breach of any other term or condition of the Agreement that threatens or cause irreparable harm to Employer.

     14. Agreements Outside of Contract. This contract contains the complete agreement concerning the employment arrangements between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations, including the execution and delivery hereof, except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or she has relied on their own judgment in entering into this Agreement.

     The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or her dealings with the other.

     15. Modification of Agreement. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this section may not be waived except as herein set forth.

     16. Fidelity Bond. Upon request of Employer, Employee will immediately make application for a fidelity or a surety bond, to any company designated by Employer, in such amount as may be specified by Employer. Employer shall pay the premium on such bond, and such bond shall continue in force in such amounts as Employer may from time to time require, and in the event such bond is refused, or is ever cancelled, except with the approval of Employer, Employee may be terminated immediately and Employee shall be entitled to compensation to the date of such termination only.

     17. Termination. This Agreement may be terminated by Employer upon two hundred seventy five (275) days' prior written notice if Employee is being terminated at no cause of the Employee. Employee shall receive from Employer severance benefits equal to the compensation and benefits that the Employee earned as of the date of termination for a period of two hundred seventy five
(275) days after the date of termination. In the event Employer becomes insolvent, Employee shall receive the same compensation and benefits severance for a period of thirty (30) days after the date of termination. In either event, Employee shall be paid all bonuses and deferred compensation that would have accrued during the severance period.

Notwithstanding any provision hereof to the contrary, in the event of any violation by Employee of any of the terms of this Agreement, Employer thereon may terminate Employee's employment without notice. However, Employer shall provide severance benefits to Employee, equal to the compensation and benefits that Employee earned as of the date of termination, for a period of one hundred twenty (120) days after the date of termination. Employee shall be paid all bonuses and deferred compensation that would have accrued during the one hundred twenty (120) day severance period.

     18. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

     19. Choice of Law and Forum. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with, and pursuant to the laws of, the State of Utah, and that any action, special proceeding, or other proceeding that may be brought arising out of, in connection with, or by reason of, this Agreement, the laws of the State of Utah shall be applicable and shall govern to the exclusion of the law of any other forum. The parties further agree that jurisdiction and venue lies exclusively in the State of Utah for any legal proceedings between the parties concerning this Employment Agreement or involving the employment of Employee, and Employee waives any objection to personal jurisdiction in the State of Utah.

     20. Return of Company Property. Upon termination of Employee's employment, whether under this Agreement or for any period thereafter, Employee agrees to return to Employer all property of Employer or any other affiliate or subsidiary of Employer of which he has had custody and to deliver to Employer all documents, keys, credit cards, forms, contracts, notebooks and other data relating to customers, management studies conducted by him or her, inventions designed by him or her while employed by Employer, and any personal property of Employer in Employee's possession at the time of termination.

     IN WITNESS WHEREOF, the parties have executed this Agreement in Salt Lake City, Salt Lake County, State of Utah, on the day and year first above written.

EMPLOYER:EMPLOYEE:
RUBICON MEDICAL, INC.RICHARD J. LINDER


By
  ----------------------------
  David B. Berger, Chairman

EXHIBIT "A"


The following represents the current cash compensation portion of the salary of Richard J. Linder, President and Chief Executive Officer of Rubicon
Medical:

Annual Base Salary:$90,000.00

     1.  Car Allowance/Insurance:$1,273.96 per month ($15,287.52/year)
*Car Gas and Maintenance:Charged to Rubicon's corporate VISA card as incurred and paid for by Rubicon
     2. Annual Bonus Eligible:$20,000.00 (payable each December prior to Christmas)
     3.  Health & Dental Insurance:Premiums paid 100% by Rubicon Medical
     4.  AD&D/Life:Premiums paid 100% by Rubicon Medical
     5.  401(k):Match 50% per dollar contributed up to 8% of salary